EXHIBIT 99.1

Bunge Reports Third Quarter 2016 Results

White Plains, NY – November 2, 2016 – Bunge Limited (NYSE:BG)

•	Q3 GAAP EPS of $0.79 vs. $1.42 last year

•	Agribusiness impacted by low farmer selling in South America, reducing grain origination and soy crushing results

•	Strong performances in Food & Ingredients and Sugar & Bioenergy

•	Combined Agri-Foods trailing four quarter ROIC of 8.2%; 1.2 points over WACC

•	Expect solid Q4 and strong earnings growth in 2017

„	Financial Highlights

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	9/30/16	9/30/15	9/30/16	9/30/15
Net income attributable to Bunge	$118	$239	$474	$588

Net income (loss) per common share from continuing operations-diluted	$0.79	$1.42	$3.24	$3.53

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.73	$1.24	$2.98	$3.36
Total Segment EBIT (a)	$213	$414	$740	$954
Certain gains & (charges) (b)	$14	$47	$2	$62
Total Segment EBIT, adjusted (a)	$199	$367	$738	$892
Agribusiness (c)	$83	$322	$545	$786
Oilseeds	$79	$106	$273	$411
Grains	$4	$216	$272	$375
Food & Ingredients (d)	$72	$45	$159	$146
Sugar & Bioenergy	$35	$3	$21	$(32)
Fertilizer	$9	$(3)	$13	$(8)

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.
(c)	See footnote 11 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.
(d)	Includes Edible Oil Products and Milling Products segments.

„	Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Challenging market conditions and slow farmer selling led to a lower than expected quarter in Agribusiness. However, performance improvement efforts and better pricing drove higher results in Food & Ingredients and Sugar & Bioenergy. Year to date, we have delivered over $90 million of cost and efficiency benefits toward our full-year target of $125 million. We are also taking important steps to execute our strategy and for 2017 see strong growth potential in our Agribusiness, Foods and Sugar Milling businesses.

“Two acquisitions announced during the quarter will expand our Food & Ingredients platform and enhance our winning Agribusiness footprint.  Grupo Minsa, a leading corn flour producer, will complement our existing wheat milling business in Mexico and increase our value added offerings to B2B customers in the U.S.  New oilseed processing plants in Northern Europe will bring 2 million metric tons of additional capacity, extend our integrated value chain into key destinations and expand our presence in specialty markets for non-GMO soy and other products.  Both acquisitions are good fits that further optimize our flows and logistics.

“We expect a solid fourth quarter and are confident about our growth prospects in 2017.  Northern Hemisphere oilseed processing and export elevation margins are up with the arrival of harvests and should remain healthy into next year.  Brazil and Argentina should produce record harvests, and with a relatively small volume of crops sold in advance, we expect active commercialization during the first half of next year. In addition, global demand and trade should remain robust. We expect Food & Ingredients will build upon its successes in lowering costs, increasing operational efficiencies and expanding market share. Sugar & Bioenergy should continue to benefit from a lower cost structure and higher sugar prices.”

„	Third Quarter Results

Agribusiness
The combination of smaller than expected soy and corn crops in South America, due to adverse weather, and slow farmer selling negatively impacted our Brazilian and Argentine origination and soy processing results.  Historically, Brazilian farmers price a portion of their next year’s production during the third quarter prior to planting, but with the change in market conditions farmers deferred sales in hope of higher prices. Also impacting Grains was lower risk management contributions as last year’s results benefitted from the recovery of approximately $50 million of losses on open positions from the second quarter.  In North America and Europe, results in Grains were comparable to last year as higher origination and export volumes were largely offset by lower margins.  In Oilseeds, U.S. and European soy processing volumes and margins were down compared to a very strong prior year due to softer meal demand.

Results in the third quarter of 2015 included a $47 million pre-tax gain on the sale of North American grain assets.

Edible Oil Products
Higher earnings in the third quarter were primarily driven by improved performances in Brazil and Europe. In Brazil, volumes and profits were up in most key categories despite the tough market conditions, reflecting actions to grow market share, contain costs and tighten integration with upstream Agribusiness.  In Europe, higher results were driven by reduced costs and more favorable product mix.  Slightly higher results in Asia were driven by improved product mix of specialty oils and fats in India. Results in North America were comparable to last year as lower margins were offset by higher volumes and decreased industrial costs driven in part by recent footprint restructuring.

Milling Products
Higher results in Brazil were the primary driver of improved performance in the quarter.  Volumes benefitted from the contribution of our recently acquired Pacifico mill and additional market share gains. Higher margins were driven by increased efficiency, improved product mix and favorable raw material sourcing.  Volumes and margins in Brazil are back to levels achieved in 2014 prior to the country’s economic crisis. Partially offsetting these improvements, results in Mexico were lower due to the combination of the devaluation of the peso and competitive pressures.

Sugar & Bioenergy
Higher results in the quarter were primarily driven by our sugarcane milling operation, which benefitted from higher sugar and ethanol prices and volumes. Results in our trading & distribution business were also higher, driven by improved margins that more than offset lower volumes. Results in our biofuel joint ventures were comparable to last year. We incurred $7 million of losses in the quarter associated with our renewable oils joint venture.

Fertilizer
Higher results in the quarter were primarily driven by improved performance in our Argentine fertilizer business, which benefitted from higher farmer purchases in support of increased planting of wheat and corn.

Cash Flow
Cash generated by operations in the nine months ended September 30, 2016 was $635 million compared to cash generated of $527 million in the same period last year. The year-over-year increase reflects lower secured advances to suppliers due to the slower pace of farmer selling in Brazil.

Income Taxes
The effective tax rate for the nine months ended September 30, 2016 was 19%. Excluding approximately $39 million of favorable notable tax items, the effective tax rate was 26%.

„	Outlook

Drew Burke, Chief Financial Officer, stated, “The agribusiness environment has improved with the arrival of harvests in the Northern Hemisphere, driving higher margins and utilizations in our North American and European oilseed processing and grain handling operations. Soybean meal demand should increase as feed formulations normalize, reflecting robust underlying demand for proteins. Slow farmer selling in South America is likely to persist through the end of the year.

“In Food & Ingredients, we expect 2016 EBIT of $230 to $240 million.  Our improved outlook reflects higher margins and volumes resulting from our performance improvement initiatives and a more stable economic environment in Brazil.

“In Sugar & Bioenergy, we expect 2016 EBIT of $60 to $70 million. Our improved outlook reflects better than expected ethanol prices and assumes normal seasonal weather patterns.

“In Fertilizer, we expect 2016 EBIT to be approximately $30 million, which is slightly down from our earlier expectation due to lower margins.

“We expect our full-year tax rate, excluding notables, to be slightly more favorable than our previous expectation and fall in the lower end of our 25 to 29% range.

“With this year’s turnaround in Food & Ingredients, Sugar & Bioenergy and Fertilizer, we see the potential for significant earnings growth in 2017 as Agribusiness returns to historical levels of performance, supported by growing protein demand, record crops in South America, and the fact that Brazilian farmers have only priced small percentages of their next year’s soy and corn crops.”

„	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Wednesday, November 2, 2016 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (888) 771-4371.  If you are located outside the United States or Canada, dial (847) 585-4405.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 43551092.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q3 2016 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on November 2, 2016, continuing through December 2, 2016.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 43551092.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

„	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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„	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and continuing operations for total segment EBIT for the quarter and nine months ended September 30, 2016 and 2015.

	Net Income (loss)		Earnings
(US$ in millions, except per	Attributable to		Per Share		Total Segment
share data)	Bunge		Diluted		EBIT (7)

Quarter Ended September 30:	2016	2015	2016	2015	2016	2015
Continuing operations:
Agribusiness:
Gain on sale of Canadian grain assets(2)	$-	$43	$-	$0.28	$-	$47
Milling Products:
Brazilian wheat import tax contingency (5)	9	-	0.06	-	14	-
Income Taxes:
Income tax benefits (charges) (6)	-	(15)	-	(0.10)	-	-
Total	$9	$28	$0.06	$0.18	$14	$47

	Net Income (loss)		Earnings
(US$ in millions, except per	Attributable to		Per Share		Total Segment
share data)	Bunge		Diluted		EBIT (7)

Nine Months Ended September 30:	2016	2015	2016	2015	2016	2015
Agribusiness:
Impairment of intangible assets (1)	$(8)	$-	$(0.05)	$-	$(12)	$-
Gain on sale of Canadian grain assets(2)	-	43	-	0.28	-	47
Reversal of export tax contingency(3)	-	19	-	0.12	-	30
Edible Oil Products:
Impairment of packaged oil facility(4)	-	(10)	-	(0.06)	-	(15)
Milling Products:
Brazilian wheat import tax contingency (5)	9	-	0.06	-	14	-
Income Taxes:
Income tax benefits (charges) (6)	39	(25)	0.25	(0.17)	-	-
Total	$40	$27	$0.26	$0.17	$2	$62

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(US$ in millions, except per share data)	2016	2015	2016	2015
Net sales	$11,423	$10,762	$30,880	$32,350
Cost of goods sold	(10,867)	(10,017)	(29,174)	(30,360)
Gross profit	556	745	1,706	1,990
Selling, general and administrative expenses	(324)	(358)	(941)	(1,050)
Foreign exchange gains (losses)	(6)	(24)	9	(15)
Other income (expense)−net	4	2	(14)	(6)
Gain on sale of Canadian grain assets (2)	-	47	-	47
EBIT attributable to noncontrolling interest (a) (8)	(17)	2	(20)	(12)
Total Segment EBIT (7)	213	414	740	954
Interest income	13	18	37	42
Interest expense	(73)	(77)	(189)	(187)
Income tax (expense) benefit (4)	(45)	(140)	(118)	(270)
Noncontrolling interest share of interest and tax (a) (8)	5	3	12	13
Income from continuing operations, net of tax	113	218	482	552
Income (loss) from discontinued operations, net of tax	5	21	(8)	36
Net income attributable to Bunge (8)	118	239	474	588
Convertible preference share dividends and other obligations	(2)	(10)	(27)	(38)
Net income available to Bunge common shareholders	$116	$229	$447	$550
Net income (loss) per common share diluted attributable to Bunge common shareholders (9):
Continuing operations	$0.79	$1.42	$3.24	$3.53
Discontinued operations	0.04	0.14	(0.05)	0.24
Net income (loss) per common share - diluted	$0.83	$1.56	$3.19	$3.77
Weighted–average common shares outstanding - diluted	140	152	148	153

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined represent consolidated Net loss (income) attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(US$ in millions, except volumes)	2016	2015	2016	2015
Volumes (in thousands of metric tons):
Agribusiness	35,079	36,154	101,776	100,200
Edible Oil Products	1,762	1,733	5,106	5,005
Milling Products	1,153	1,064	3,395	3,136
Sugar & Bioenergy	2,304	2,428	6,343	7,424
Fertilizer	417	287	832	620

Net sales:
Agribusiness	$8,063	$7,718	$21,870	$23,373
Edible Oil Products	1,727	1,659	4,958	4,974
Milling Products	430	375	1,243	1,230
Sugar & Bioenergy	1,074	891	2,541	2,519
Fertilizer	129	119	268	254
Total	$11,423	$10,762	$30,880	$32,350
Gross profit:
Agribusiness	$266	$527	$1,039	1,393
Edible Oil Products	117	98	316	297
Milling Products	89	66	212	193
Sugar & Bioenergy	67	53	108	99
Fertilizer	17	1	31	8
Total	$556	$745	$1,706	$1,990
Selling, general and administrative expenses:
Agribusiness	$(174)	$(215)	$(511)	(600)
Edible Oil Products	(77)	(82)	(238)	(252)
Milling Products	(36)	(29)	(97)	(94)
Sugar & Bioenergy	(31)	(26)	(80)	(86)
Fertilizer	(6)	(6)	(15)	(18)
Total	$(324)	$(358)	$(941)	$(1,050)
Foreign exchange gain (loss):
Agribusiness	$(7)	$5	$13	$29
Edible Oil Products	-	(4)	(2)	-
Milling Products	-	(4)	(5)	(8)
Sugar & Bioenergy	2	(23)	5	(38)
Fertilizer	(1)	2	(2)	2
Total	$(6)	$(24)	$9	$(15)
Segment EBIT:
Agribusiness	$83	$369	$533	$863
Edible Oil Products	34	13	66	43
Milling Products	52	32	107	88
Sugar & Bioenergy	35	3	21	(32)
Fertilizer	9	(3)	13	(8)
Total (7)	$213	$414	$740	$954

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2016	2015
Assets
Cash and cash equivalents	$297	$411
Time deposits under trade structured finance program	161	325
Trade accounts receivable, net	1,680	1,607
Inventories (10)	5,173	4,466
Other current assets	4,612	4,107
Total current assets	11,923	10,916
Property, plant and equipment, net	5,169	4,736
Goodwill and other intangible assets, net	689	744
Investments in affiliates	343	329
Time deposits under trade structured finance program	464	-
Other non-current assets	1,457	1,189
Total assets	$20,045	$17,914
Liabilities and Equity
Short-term debt	$467	$648
Current portion of long-term debt	863	869
Letter of credit obligations under trade structured finance program	625	325
Trade accounts payable	3,205	2,675
Other current liabilities	3,121	2,823
Total current liabilities	8,281	7,340
Long-term debt	3,447	2,926
Other non-current liabilities	1,040	959
Total liabilities	12,768	11,225
Redeemable noncontrolling interest	-	37
Total equity	7,277	6,652
Total liabilities and equity	$20,045	$17,914

Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended
	September 30,
(US$ in millions)	2016	2015
Operating Activities
Net income (8)	$482	$587
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Impairment charges	17	24
Gain on the sale of Canadian grain assets	-	(47)
Foreign exchange loss (gain) on debt	115	(227)
Depreciation, depletion and amortization	402	403
Deferred income taxes	105	(13)
Other, net	48	18
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	28	(330)
Inventories	(487)	(114)
Secured advances to suppliers	205	(382)
Advances on sales	(157)	(104)
Net unrealized gain/loss on derivative contracts	(157)	7
Margin deposits	(44)	(32)
Trade accounts payable and accrued liabilities	233	722
Other, net	(155)	15
Cash provided by (used for) operating activities	635	527
Investing Activities
Payments made for capital expenditures	(488)	(365)
Acquisitions of businesses (net of cash acquired)	-	(54)
Proceeds from the sale of Canadian grain assets	-	90
Proceeds from sale of investments	584	269
Payments for investments	(515)	(203)
Settlement of net investment hedges	(210)	106
Payments for investments in affiliates	(24)	(158)
Other, net	(14)	4
Cash provided by (used for) investing activities	(667)	(311)
Financing Activities
Net proceeds (repayments) of short-term debt	(147)	290
Net proceeds (repayments) of long-term debt	503	(11)
Proceeds from sale of common shares	-	24
Repurchase of common shares	(200)	(300)
Dividends paid	(191)	(178)
Other, net	(67)	(10)
Cash provided by (used for) financing activities	(102)	(185)
Effect of exchange rate changes on cash and cash equivalents	20	(90)
Net increase (decrease) in cash and cash equivalents	(114)	(59)
Cash and cash equivalents, beginning of period	411	362
Cash and cash equivalents, end of period	$297	$303

„	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT.  Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(US$ In millions)	2016	2015	2016	2015
Net income attributable to Bunge	$118	$239	$474	$588
Interest income	(13)	(18)	(37)	(42)
Interest expense	73	77	189	187
Income tax expense	45	140	118	270
(Income) loss from discontinued operations, net of tax	(5)	(21)	8	(36)
Noncontrolling interest share of interest and tax	(5)	(3)	(12)	(13)
Total Segment EBIT	$213	$414	$740	$954

„	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted to Net income (loss) per common share–diluted:
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Continuing operations:
Net income (loss) per common share - diluted, adjusted
(excluding certain gains & charges and discontinued operations)	$0.73	$1.24	$2.98	$3.36
Certain gains & charges (see Additional Financial
Information section)	0.06	0.18	0.26	0.17
Net income (loss) per common share from continuing operations	0.79	1.42	3.24	3.53

Discontinued operations:	0.04	0.14	(0.05)	0.24

Net income (loss) per common share-diluted	$0.83	$1.56	$3.19	$3.77

„	Notes

Agribusiness:

(1)	2016 EBIT includes a pre-tax impairment charge of $12 million related to remaining unamortized carrying value of certain patents, recorded in the second quarter.

(2)	2015 EBIT includes a $47 million pre-tax gain on the sale of our Canadian grain assets to G3 Canada Limited recorded in the third quarter.

(3)	2015 EBIT includes a pre-tax reversal of an export tax contingency of $30 million recorded during the second quarter.

Edible Oil Products:

(4)	2015 EBIT includes a pre-tax impairment charge of $15 million related to the announced closure of a U.S. packaged oil plant, recorded during the second quarter.

Milling Products:

(5)	2016 EBIT includes a pre-tax gain of $14 million related to a wheat import tax contingency settlement in Brazil recorded in the third quarter.

Income Tax:

(6)
2016 income tax benefits (charges) include benefits of $39 million related to $60 million, net of reserves, recorded in the first quarter for the change in a tax election in North America and $11 million related to tax credits in Europe recorded in the second quarter, offset by a charge of $(32) million for an uncertain tax position related to Asia recorded in the first quarter.

2015 income tax benefits (charges) includes charges of $25 million related to $6 million of uncertain income tax positions in North America and South America and $4 million related to the finalization of a tax audit in Asia recorded in the second quarter. Additionally includes 2015 income tax valuation allowances of $15 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Asia recorded in the third quarter.

Notes to the Financial Tables:

(7)	See Definition and Reconciliation of Non-GAAP Measures.

(8)	A reconciliation of net income attributable to Bunge to net income (loss) is as follows:
	Nine Months Ended
	September 30,
	2016	2015
Net income attributable to Bunge	$474	$588
EBIT attributable to noncontrolling interest	20	12
Noncontrolling interest share of interest and tax	(12)	(13)
Net income (loss)	$482	$587

(9)
Approximately 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2016.  Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended September 30, 2016.

Approximately 3 million and 2 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2015, respectively.

(10)
Includes readily marketable inventories of $4,221 million and $3,666 million at September 30, 2016 and December 31, 2015, respectively. Of these amounts $2,920 million and $2,513 million, respectively, are attributable to merchandising activities.

„	Notes

(11)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.